Exhibit 99.2

TRADING DATA

Hummingbird LLC

Shares of Common Stock Purchased	Price Per Share ($) (1)	Date of Purchase

3,000,000	$8.756400	08/23/2013
500,000	$8.272300	09/05/2013
1,000,000	$8.43360	09/09/2013
500,000	$8.4672	09/10/2013
750,000	$8.7299	09/11/2013
500,000	$8.702500	09/12/2013

SP Investment Holdings, L.P.

None.

SP Investment Holdings Company

None.

Sycamore Partners (AIV), L.P.

None.

Sycamore Partners UBIT (AIV), L.P.

None.

Sycamore Partners ECI (AIV), L.P.

None.

Sycamore Partners GP, L.L.C.

None.

Sycamore Partners MM, L.L.C.

None.

Stefan Kaluzny

None.

(1) Exclusive of brokerage commission.